                                            FOR IMMEDIATE RELEASE
                                            October 20, 2004

NORFOLK SOUTHERN RESPONDS TO STB VOTE ON RATE CASES

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) said it is pleased that the Surface Transportation Board (STB) voted today to uphold the Company's rates on certain coal movements in the two pending rate cases brought by Duke Energy Corp. and Carolina Power & Light Company. In the ruling, the STB invited Duke Energy and Carolina Power & Light to initiate proceedings to determine whether the phase-in constraints of the Constrained Market Pricing Guidelines should apply. Accordingly, the Company cannot determine the impact of the decisions at this time. Norfolk Southern will continue to monitor developments in the two cases.

The Surface Transportation Board's discussion of the two cases was webcast from the Board's Web site on Oct. 20, 2004. Archived recordings of past meetings are available at  www.stb.dot.gov.

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in the Company's filings with the SEC) which could cause actual results to differ.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

         (Media) Bob Fort, 757-629-2710

         (Investors) Leanne Marilley, 757-629-2861